UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

AUGUST 29, 2003
Date of Report (Date of earliest event reported)

ICOWORKS INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-32634	76-0609444
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

114 West Magnolia Street, Suite 400
Bellingham, WA	98225
(Address of principal executive offices)	(Zip Code)

(360) 392-3960
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Icoworks Inc. (“We” or “Icoworks”) completed the acquisition of Premier Auctions, a Texas and Oklahoma based auction business specializing in the oil and gas industry on August 29, 2003. This acquisition was completed as an asset and share purchase by Icoworks Holdings Inc. (“Icoworks Holdings”), a 56% owned subsidiary of Icoworks. Icoworks Holdings now operates the Premier Auctions business through Premier Auctioneers International, Inc. (“Premier Auctioneers”), a Delaware corporation that is 100% owned by Icoworks Holdings.

The Acquisition of Premier Auctions

Icoworks Holdings acquired the assets of Premier Auctions and the shares of Premier Auctioneers from Network International, Inc for an aggregate purchase price of $1,500,000 effective August 29, 2003. Icoworks Holdings has operated Premier Auctions as a wholly owned subsidiary of Premier Auctioneers since the acquisition.

Icoworks Holdings entered into a letter agreement with Network International, Inc. (“Network”) on July 16, 2003 for the acquisition of Premier Auctions. The letter agreement contemplated that Icoworks Holdings would acquire 100 percent ownership of the shares or assets of Premier by paying $1,500,000. In addition, the letter agreement contemplated that Icoworks would issue 2,100,000 shares of Icoworks’ common stock to James B. Richie, Scott Felker and David Long, the original founders of Premier Auctions, to be vested over a three year period, with 25% vesting up-front. Icoworks Holdings advanced a $100,000 deposit on execution of the letter agreement.

On July 25, 2003, Network announced its intent to cancel the letter agreement. Network further advised that they had entered into an alternate, and similar, agreement with a third party. In response to this action, we commenced an action in Harris County Court in Texas against Network and Premier Auctions for specific performance of the agreement, or, in the alternative, damages in the amount of $30 million for breach of contract.

We entered into a release and settlement agreement with Network, Premier Auctioneers, Mr. Richie, Mr. Felker and Mr. Long dated effective August 29, 2003 whereby Network agreed to convey to Icoworks Holdings the Premier Auctions business for the amount of $1,500,000, as originally contemplated in the letter agreement. In addition to the conveyance, the parties executed mutual releases in respect of the litigation that we had commenced.

The Premier Auctions Business

Premier Auctions is a dominant auction company in the energy auction sector conducting more oilfield auctions than all of its competitors. Premier Auctions will continue to be managed by James B. Richie, Scott Felker and David Long, the original founders of Premier Auctions. Premier’s management and staff have over 300 years of auction experience and their expertise includes talented appraisers, set-up supervisors, ringmen, marketing experts and the industries top cashiers and financial staff.

Premier Auctions will be headquartered in Tulsa, Oklahoma and will continue operations of yards located in Odessa, Houston, San Antonio and Oklahoma City.

Premier Auctions operates exclusively as a commission agent for the consignors to their auctions. Commissions normally range from 8% to 12% on a “plus plus” basis. “Plus plus” means that the consignor pays all costs associated with the auctions. Premier Auctions has three fixed date auctions annually; Bakersfield, CA in late May, early June, and Oklahoma City, OK and Odessa, TX in October. Between these fixed date auctions, Premier conducts 9 to 12 additional sales for individual consignors. All sales are held off site and equipment inspections are completed remotely and then the auction held by slide show (now digital) in a hotel ballroom or equivalent. Approximately 65% of sales take place between September to December of each year.

Premier Auction’s customers, whether they be buyers or sellers, represent every major oil company, service company, exploration company and related companies, together with the hundreds of independents in the oil and gas industry. Many times a customer may be a buyer and a seller at the same sale.

Premier Auctions has completed the following auctions and liquidations since the acquisition by Icoworks Holdings:

1.	Premier Auctions completed the 17th annual fall consignment sale of oilfield equipment and rolling stock on October 14 and 15, 2003 in Oklahoma City;

2.	Premier Auctions completed the liquidation of C. Smith Drilling’s and Wayne City Drilling’s drill rigs and related equipment on September 25, 2003 in Grayville, Illinois; and

3.	Premier Auctions completed the liquidation of Rock and Soil Drilling Corporation’s water and environmental drilling and construction equipment on September 25, 2003 in St. Charles, Illinois.

Icoworks Holdings has continued to operate the Premier Auctions business under the Premier Auctions name since the completion of the acquisition.

Premier Auctions Management

The Premier Auctions acquisition also includes the acquisition of staff who were and will continue to be involved in providing appraisals and valuations services. Key staff who have remained with Premier Auctions include the following:

James Richie began his career in the oilfield auction industry in 1981 at the age of 18. He has worked nearly every facet of the auctioneering business as his career developed. Mr. Richie has sold over four billion dollars at auctions over the past 22 years. He has held auctions in all 50 states as well as Canada, Germany, Britain and Australia. Mr. Richie was a founder of Premier Auctioneers in 1997, reaching sales of over $45 million before selling the company to Network Oil, Inc. in 2000. Mr. Richie has auctioned some of the largest and most prestigious auctions in the world, such as: Collector/Antique Car Auction in Scottsdale, AZ, Auburn, IN and Tulsa and Oklahoma City, OK. Mr. Richie had the unique experience of auctioning an entire community built to house 18,000 workers involved in the Exxon Valdez disaster.

David Long has worked within the auction industry for more than 20 years, most of this in the oilfield industry. Mr. Long has had a distinguished sales career in the Texas New Mexico area and was a principal partner in Premier Auctioneers before its sale to Network. He has been Regional Sales Manager and oversaw the operations of the Odessa facility of Premier Auctions. Mr. Long is known throughout the oilfield industry for his knowledge of equipment values, having been involved in every aspect of the appraisal business.

Scott Felker is the past President of Premier Auctioneer, with over 27 years in the industry. Prior to entering the auction industry, Mr. Felker had several years experience directly in the oilfield services industry. Mr. Felker has an MBA from Hardin-Simmons University.

We have agreed to pay to each of Mr. Richie, Mr. Long and Mr. Felker a salary of $125,000 per annum, plus benefits and a bonus of up to 100% of their base salary based on specified performance criteria. In addition, we have agreed to issue an aggregate of 2,700,000 shares of common stock to Mr. Richie, Mr. Long and Mr. Felker as part of their management compensation arrangements. It is contemplated that 25% of the shares will vest up-front and the remaining 75% will vest over a three year period. It is contemplated that these agreements will be incorporated into employment agreements with each of Mr. Richie, Mr. Long and Mr. Felker. No compensation shares have been issued to date. Finally, we have agreed that Mr. Richie, Mr. Long and Mr. Felker will have the right to nominate one independent candidate for election to our board of directors.

Premier Auctions has 17 full-time and 2 part-time employees located in Texas and Oklahoma.

2.

Premier Auctions Properties

Icoworks Holdings carries out the business of Premier Auctions from the following facilities:

Type of Facility	Location	Ownership	Size
Yard	Odessa, TX	Owned	25 acres
Office	Parker, CO	Leased	600 sq ft
Yard	Oklahoma City, OK	Leased	8.5 acres
Warehouse	Oklahoma City, OK	Leased	5,000 sq ft
Office	Tulsa, OK	Leased	4,600 sq ft
Office	San Antonio, TX	Leased	1,200 sq ft

Bridge Loan Facility - Icoworks US JV Inc.

The funds used by Icoworks Holdings to complete the acquisition of the Premier Auctions business were provided by a bridge loan financing facility arranged with arms-length investors. Icoworks Holdings incorporated Icoworks US JV Inc. in the United States for the purpose of arranging the bridge loan financing. The purposes of the bridge loan financing were to enable Icoworks Holdings to acquire the assets of Premier Auctions and the contemplated acquisition of the business of Santiago Sports and Classics Collectors Car Auctions. Icoworks US JV Inc. was incorporated for the purpose of acting as a bare trustee for the investors who advanced the bridge loan. The borrower under the bridge loan was Icoworks Services US, a wholly owned subsidiary of Icoworks Holdings, and the bridge loan has been guaranteed by Icoworks Holdings. The bridge loan facility is for a principal amount of $2,000,000. Advances under the bridge loan facility accrue interest at the rate of 3% per month from the date of advance. Interest accrued on the bridge loan is repayable on November 15, 2003 or thereafter at the demand of the lender. The principal amount of the bridge loan and accrued interest is repayable on or before February 28, 2004. The bridge loan facility is secured by a promissory note, an assignment of proceeds from the exercise of warrants issued to the participants in the Icoworks Joint Venture, a guarantee and postponement of claims by Icoworks Holdings, a pledge of the shares of any corporation acquired and, at the request of the lender, a mortgage of any lands acquired. The full amount of the principal advanced under the bridge loan facility is convertible into shares of Icoworks at a price of $0.35 per share of common stock.

A total of $2,000,000 has been advanced under the bridge loan facility to date. Of the amount advanced, $1,500,000 was used to acquire the assets of Premier Auctions. Of the remaining $500,000 under the bridge loan facility, $250,000 is planned to be used to acquire the business of Santiago Sports and Classics Collectors Car Auctions, as disclosed in our Annual Report on Form 10-KSB for the year ended June 30, 2003, and the balance will be used for working capital.

3.

ITEM 7.         FINANCIAL STATEMENTS AND EXHIBITS

(a)         Financial Statements of Business Acquired.

The Registrant will file financial statements of Premier Auctions by an amendment to this Current Report on Form 8-K to be filed within the time period required by Form 8-K.

(b)         Pro forma Financial Information.

The Registrant will file pro-forma information showing the effect of the acquisition of Premier Auctions by an amendment to this Current Report on Form 8-K to be filed within the time period required by Form 8-K.

(c)         Exhibits.

Exhibit	Description

10.4	Release and Settlement Agreement between Icoworks Holdings Inc. and Network International (1)

(1)	Previously filed as an exhibit to the Annual Report on Form 10-KSB filed by the Registrant on October 12, 2003.

4.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOWORKS INC.

Date: November 12, 2003
	By:	/s/ Ian Brodie
Ian Brodie
President

5.